                                                                    EXHIBIT 2.21

                                 CONTINGENT WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NEITHER THIS WARRANT NOR ANY SECURITIES ISSUED HEREUNDER MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE WARRANT OR SUCH SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. W-C                       Warrant to Purchase up to 500,000
                              Shares of Common Stock (subject
                              to adjustment)


                        WARRANT TO PURCHASE COMMON STOCK
                                       of
                        CSG SYSTEMS INTERNATIONAL, INC.

                         VOID AFTER SEPTEMBER 19, 2002

     This certifies that, for value received, TCI Technology Ventures, Inc., a Delaware corporation ("TCI"), or its registered assigns ("Holder") is entitled, subject to the terms and conditions set forth below, to purchase from CSG Systems International, Inc. (the "Company"), a Delaware corporation, the principal office of which is located at 7887 E. Belleview Avenue, Suite 1000, Englewood, Colorado, such number of shares of the Common Stock of the Company, $.01 par value per share (the "Common Stock") determined in accordance with
Section 1 below which shall in no event exceed 500,000, upon surrender hereof (subject to the last sentence of Section 4(b) below), at the principal office of the Company referred to above, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in
Section 3 below. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein and the term "Warrant Issue Date" shall mean the date hereof.

     This Warrant is issued pursuant to the terms of an Asset Purchase Agreement dated as of August 10, 1997 between the Company, TCI SUMMITRAK of Texas, Inc., a Colorado corporation, TCI SUMMITrak, L.L.C., a Delaware limited liability company, and TCI.

     1.   Number of Shares Underlying Warrant.   Notwithstanding any provision
in this Warrant to the contrary, this Warrant shall not be exercisable unless and until such time as the Company or its subsidiaries process at least 13 million wireline video subscribers of TCI Cable Management Corporation (the "Customer"), a Colorado corporation which is affiliated with TCI
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                                      -2-

and its "Affiliates," as such term is defined in the Restated and Amended CSG Master Subscriber Management System Agreement dated as of August 10, 1997 between CSG Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("CSG"), and the Customer (the "Master Agreement") and thereafter through the term hereof only to the extent provided in either (a) or (b) below.

          (a) For each 100,000 wireline video subscribers which are being processed by CSG under the Master Agreement prior to September 19, 2002 in excess of the minimum 13 million provided for above ("Excess Subscribers") and subject to the terms and conditions of this Warrant, this Warrant shall be exercisable for up to 40,000 shares of Common Stock provided that such Excess Subscribers either (i) are not processed by CSG as of the date hereof or (ii) are processed by CSG but the wireline video provider has given notice of termination of CSG's services and such termination would not violate the terms of the Master Agreement.

          (b) For each 100,000 Excess Subscribers which are being processed by CSG prior to September 19, 2002 and subject to the terms and conditions of this Warrant, this Warrant shall be exercisable for up to 20,000 shares of Common Stock provided that such Excess Subscribers are presently being processed by CSG but the wireline video provider has not given notice of termination of CSG's services and has been induced to agree to renew with the Company.

This Warrant shall only be exercisable to the extent there are full increments of 100,000 Excess Subscribers under either (a) or (b) above. There shall be no proration for increments of less than 100,000 Excess Subscribers. Excess Subscribers shall be credited under either (a) or (b) above, but not under both
(a) and (b). The determination of whether a wireline video subscriber is an Excess Subscriber or one of the wireline video subscribers comprising the minimum 13 million, shall be based on the time (determined monthly) at which CSG commences processing or continues processing subscribers under the terms of (a) or (b), with the earlier in time comprising the minimum until the minimum is exceeded. If the minimum is exceeded during any calendar month at the start of which there were fewer than 13 million wireline video subscribers as provided in this Section 1 and during which CSG commences processing or continues processing both subscribers which would be credited under (a) and subscribers which would be credited under (b) if they were Excess Subscribers, then the Excess Subscribers credited during such month shall be allocated between (a) and (b) proportionally based on the number of subscribers added during the month which would have been credited under (a) or (b), respectively, but for satisfaction of the minimum.

     All Excess Subscribers must be processed by the Company or its subsidiaries on the same terms and conditions of the Master Agreement in order for any exercise condition to be satisfied. No wireline video subscriber which was included in the minimum 13 million provided for above shall thereafter be credited under (a) or (b) above.

     2. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall expire at 5 p.m. Denver time, on September 19, 2002.

     3. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be $24.00 per share of Common Stock, as adjusted from time to time pursuant to Section 13 hereof.
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                                      -3-

     4.   Exercise of Warrant.

          (a) The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, but not for less than 20,000 shares at a time (or such lesser number of shares which may then constitute the maximum number purchasable; such number being subject to adjustment as provided in Section 13 below), at any time, or from time to time, during the term hereof as described in Section 2 above, by the surrender of this Warrant (subject to the last sentence of Section 4(b) below) and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company, upon payment in cash to the Company, or by wire transfer to an account designated by the Company, of the purchase price of the shares to be purchased.

          (b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised (i) in part or (ii) for the full number of shares purchasable pursuant to Section 1 on the date of exercise but before termination of this Warrant, the Company at its expense will execute and deliver a new Warrant of like tenor.

     5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

     6. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     7. No Stockholder Rights. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings,
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                                      -4-

or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

     8. Compliance with Securities Laws. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment and not with a view to the distribution or resale of this Warrant or the shares of Common Stock to be issued upon exercise hereof. The Holder will not offer, sell or otherwise dispose of the shares of Common Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws. The Holder of this Warrant, by acceptance hereof, further acknowledges that the Holder is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. The Holder further acknowledges that the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Holder has had access to all reports filed under the Exchange Act by the Company. Upon exercise of this Warrant, the Holder shall, if requested by the Company, affirm in writing, in a form reasonably satisfactory to the Company, the acknowledgements and agreements set forth in this Section 8.

     9.   Transfer.

          (a) Restrictions on Transfer. The Holder shall not sell, transfer, pledge, hypothecate or otherwise dispose of this Warrant to or in favor of any person or entity without the prior written consent of the Company; provided, however, that the Holder may assign this Warrant to an entity that controls, is controlled by, or is under common control with the Holder subject to the requirements set forth below in this Section 9. This Warrant and the shares issuable upon the exercise hereof have not been registered under the Securities Act, or under any state securities laws, and unless so registered, may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless an exemption from such registration is available. In the event the Holder desires to transfer this Warrant or any of the shares issued upon exercise hereof, the Holder must give the Company prior written notice of such proposed transfer including the name and address of the proposed transferee. Such transfer may be made only (i) upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer will not violate the provisions of the Securities Act or applicable state securities laws, or the rules and regulations promulgated thereunder; or (ii) if this Warrant or the shares to be sold or transferred have been registered under the Securities Act and there is in effect a current prospectus meeting the requirements of Subsection 10(a) of the Securities Act, which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of this Warrant or the certificates evidencing the shares to be sold or transferred. Any assignment, transfer, pledge, hypothecation, or other disposition of this Warrant or any of the shares issued upon exercise hereof attempted contrary to the provisions of this Warrant shall be null and void and without effect.

          (b) Conditions to Transfer. Prior to any such proposed transfer, and as a condition thereto, if such transfer is not made pursuant to an effective registration statement under the Securities Act, the Holder will, if requested by the Company, deliver to the Company (i) written
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                                      -5-

confirmation from the proposed transferee that this Warrant or the shares to be transferred, as applicable, are being acquired solely for the proposed transferee's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale, (ii) an agreement by any transferee of shares issued upon exercise hereof to the impression of the restrictive investment legend set forth in Section 9(c) below on the certificate or certificates representing the shares acquired by such transferee and (iii) an agreement by such transferee that the Company may place a "stop transfer order" with its transfer agent or registrar, if any.

          (c) Legend and Stop Transfer Orders. Unless the shares issuable upon exercise hereof have been registered under the Securities Act, or the Company shall have received an opinion of counsel reasonably satisfactory to the Company to the effect that it is not required, upon exercise of the Warrant and the issuance of any of the shares of Common Stock covered by this Warrant, the Company shall instruct its transfer agent, if any, to enter stop transfer orders with respect to such shares, and all certificates representing such shares shall bear on the face thereof substantially the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL TO THE HOLDER HEREOF IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

     10.  Registration Rights.

     TCI has been granted certain registration rights with respect to the stock underlying this Warrant as more fully described in the Registration Rights Agreement of even date herewith between TCI and the Company.

     11.  Amendments.

          (a) This Warrant may be amended only by the written consent of the Company and the Holder.

          (b) No waivers of, or exceptions to, any term, condition or provision of this Warrant in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any waiver of a provision of this Warrant must be in writing and signed by a duly authorized representative of the party waiving such provision.
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                                      -6-

     12. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

          (a) Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be decreased in the case of a split or subdivision or increased in the case of a combination in proportion to such increase or decrease of outstanding shares and the maximum number of shares of Common Stock purchasable upon exercise of this Warrant shall also increase or decrease in proportion to any increase or decrease in the number of outstanding shares.

          (b) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion thereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.

          (c) Reclassification. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this
Section 12.

          (d) Merger, Sale of Assets, etc. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 12. The foregoing provisions of this Section 12(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

          (e) Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the purchase by the Holder of the maximum number of shares of Common Stock purchasable upon exercise of this Warrant, in addition to such other remedies as shall be available to the Holder of this Warrant, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     13.  Notices.

          (a) Within 30 days of any change in the number of shares of Common Stock the Holder is entitled to purchase under this Warrant pursuant to Section 1 above, the Company shall issue a certificate, signed by its Chief Financial Officer setting forth the event requiring the change, the amount of shares the Holder is entitled to purchase under this Warrant after giving effect to such change, and the method by which such change was calculated, and shall cause a copy of such certificate to be given to the Holder of this Warrant.

          (b) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 12 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and
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                                      -8-

number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be given to the Holder of this Warrant.

     14.  Assignment.  Subject to the restrictions on transfer described in
Section 9, the rights and obligations of the Company and Holder of this Warrant shall be binding upon and benefit the successors and permitted assigns of the parties. TCI may assign its rights hereunder (i) to a direct or indirect wholly owned subsidiary, (ii) to an entity that owns, directly or indirectly, the entire equity interest of TCI, or (iii) to an entity the entire equity interest of which is owned, directly or indirectly, by an entity that owns, directly or indirectly, the entire equity interest of TCI.

     15. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of Delaware, excluding that body of law relating to conflict of laws.

     16. Delivery of Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be determined to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

     17. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Warrant. Except where otherwise indicated, all references herein to sections refer to sections hereof.

     IN WITNESS WHEREOF, CSG Systems International, Inc. has caused this Warrant to be executed by an officer thereunto duly authorized this 19th day of September, 1997.


                                    CSG SYSTEMS INTERNATIONAL, INC.

                                    By:  /s/ John P. Pogge
                                         --------------------------------
                                         Name:  John P. Pogge
                                                -------------------------
                                         Title:  Executive Vice President
                                                 ------------------------


AGREED TO AND ACCEPTED AS OF THE DATE HEREOF:
Name of Initial Holder:  TCI Technology Ventures, Inc.


By:  /s/ Larry E. Romrell
     -------------------------------------
     Name:  Larry E. Romrell
            ------------------------------
     Title:  President
             -----------------------------

Address of Initial Holder:  5619 DTC Parkway
                            Englewood, Colorado 80111-3000